UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 10, 2017

Date of Report (Date of earliest event reported)

LENNAR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11749	95-4337490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Northwest 107th Avenue, Miami, Florida 33172

(Address of principal executive offices) (Zip Code)

(305) 559-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other events.

On February 10, 2017, Lennar Corporation (the “Company”) completed the acquisition of WCI Communities, Inc. (“WCI”) through a transaction in which a wholly-owned subsidiary of the Company was merged into WCI, and, as a result of that merger, WCI became a wholly-owned subsidiary of the Company. The Company elected to pay the entire merger consideration in cash. Accordingly, former WCI stockholders received $23.50 in cash for each share of WCI common stock they held immediately before the merger became effective. The sum paid, or expected to be paid, by the Company to former WCI stockholders, as well as to holders of shares or units issued under WCI employee incentive plans, totaled approximately $643 million.

In connection with the merger, the Company agreed to become a co-issuer with regard to WCI’s 6.875% Senior Notes due 2021, of which $250 million principal amount are outstanding. As a co-issuer, the Company has the same obligations with regard to the 6.875% Senior Notes that it would have if it had been the original issuer. The Indenture relating to the 6.875% Senior Notes, as well as the Supplemental Indentures relating to the 6.875% Senior Notes, including the Third Supplemental Indenture by which the Company agreed to become a co-issuer, have been filed by WCI with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2017	Lennar Corporation

	By:	/s/ Bruce Gross
	Name:	Bruce Gross
	Title:	Vice President and Chief Financial Officer